Exhibit 99.1
CALUMET SPECIALTY PRODUCTS PARTNERS L.P.
Index of Statement of Operations
Calumet Specialty Products Partners, L.P. unaudited pro forma consolidated statement of operations:

Introduction	2
Unaudited pro forma consolidated statement of operations for the year ended December 31, 2012	3
Notes to unaudited pro forma consolidated statement of operaitons	4

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
INTRODUCTION
Following is the unaudited pro forma consolidated statement of operations of Calumet Specialty Products Partners, L.P. (“Calumet”) for the year ended December 31, 2012. The unaudited pro forma consolidated statement of operations gives effect to the transactions as defined in Note 1 of the Notes to Unaudited Pro Forma Consolidated Statement of Operations (the “Transactions”).
The unaudited pro forma consolidated statement of operations and accompanying notes should be read together with Calumet’s related historical consolidated financial statements and notes thereto included on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission. The unaudited pro forma consolidated statement of operations was derived by adjusting the historical consolidated statement of operations of Calumet, Royal Purple and Montana. These adjustments are based on currently available information and certain estimates and assumptions and, therefore, the actual effects of the Transactions may differ from the effects reflected in the unaudited pro forma consolidated statement of operations. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited consolidated pro forma statement of operations.
The unaudited pro forma consolidated statement of operations is not necessarily indicative of the results of operations of Calumet had the Transactions actually been completed at the beginning of the period or as of the date specified. Moreover, the unaudited pro forma consolidated statement of operations does not project consolidated results of operations of Calumet for any future period or at any future date.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(dollars and units in millions except unit and per unit data)

Year Ended December 31, 2012
	Calumet Historical	Royal Purple Historical	Royal Purple Adjustments		Calumet Pro Forma	Montana Historical	Montana Adjustments		Pro Forma
Sales	$4,657.3	$61.7	$(1.5)	(e)	$4,717.5	$347.3	$—		$5,064.8
Cost of sales	4,144.1	30.5	(0.9)	(e)	4,173.3	290.1	1.5	(d)	4,464.9
			(0.4)	(c)
Gross profit	513.2	31.2	(0.2)		544.2	57.2	(1.5)		599.9
Operating costs and expenses:
Selling	41.6	10.0	10.9	(b)	62.5	—	—		62.5
General and administrative	60.9	5.0	—		65.9	5.8	—		71.7
Transportation	107.9	—	—		107.9	6.0	—		113.9
Taxes other than income taxes	9.1	—	—		9.1	—	—		9.1
Other	7.8	0.5	—		8.3	—	—		8.3
Operating income	285.9	15.7	(11.1)		290.5	45.4	(1.5)		334.4
Other income (expense):
Interest expense	(85.6)	(0.1)	(13.1)	(a)	(98.8)	(5.1)	(1.5)	(a)	(105.4)
Realized gain on derivative instruments	9.5	—	—		9.5	—	—		9.5
Unrealized loss on derivative instruments	(3.8)	—	—		(3.8)	—	—		(3.8)
Other	0.5	—	—		0.5	0.2	—		0.7
Total other expense	(79.4)	(0.1)	(13.1)		(92.6)	(4.9)	(1.5)		(99.0)
Income before income taxes	206.5	15.6	(24.2)		197.9	40.5	(3.0)		235.4
Income tax expense	0.8	0.1	—		0.9	16.2	(16.2)	(f)	0.9
Net income	$205.7	$15.5	$(24.2)		$197.0	$24.3	$13.2		$234.5
Allocation of Net Income:
Net income	$205.7								$234.5
General partner’s interest in net income	4.1								4.7
General partner’s incentive distribution rights	5.4								5.4
Nonvested share based payments	1.2								1.4
Net income available to limited partners	$195.0								$223.0
Weighted average limited partner units outstanding basic and diluted (in thousands):
Basic	55,559								57,723
Diluted	55,677								57,841
Limited partners’ interest basic net income per unit	$3.51								$3.87
Limited partners’ interest diluted net income per unit	$3.50								$3.86
Cash distribution declared per limited partner interest	$2.30								$2.30
See accompanying notes to unaudited pro forma consolidated statement of operations.

 Note 1. Basis of Presentation
The pro forma adjustments described below (collectively, the “Transactions”) have been prepared as if the Transactions described in these footnotes had taken place on January 1, 2012, in the case of the pro forma statement of operations for the year ended December 31, 2012.
Assumptions and estimates underlying the pro forma adjustments are described in the notes below, which should be read in conjunction with the pro forma statement of operations. Since the pro forma statement of operations has been prepared based upon estimates and assumptions, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma consolidated statement of operations reflects the following Transactions:

•	the acquisition by Calumet of Montana on October 1, 2012;

•	the acquisition of Royal Purple by Calumet on July 3, 2012;

•	the sale by Calumet of $275 million of 9 5/8% senior notes due 2020 on June 29, 2012;

•	the sale by Calumet of 6,000,000 common units to the public in its May 8, 2012 offering; and

•	the payment of estimated underwriting commissions, offering expenses and acquisition expenses.
Note 2. Pro Forma Adjustments and Assumptions
(a) Reflects net change in interest expense as a result of (i) the sale by Calumet on June 29, 2012 of the 2020 Senior Notes and repayment of borrowings under the amended and restated senior secured revolving credit facility in May 2012 and (ii) additional borrowings under the amended and restated senior secured revolving credit facility to fund the acquisition of Montana and income tax payments.
The individual components of the net change in interest expense are as follows (in millions):

December 31, 2012
Interest expense as reported by Calumet	$85.6

Interest expense as reported by Royal Purple	$0.1
Removal of historical interest expense	(0.1)
Adjustment to interest expense for reduction in revolving line of credit	(0.6)
Pro forma interest expense associated with the 2020 Senior Notes	13.8
Adjustment to interest expense for debt issued related to Royal Purple acquisition	$13.1
Total Calumet pro forma adjusted interest expense	$98.8

Interest expense as reported by Montana	$5.1
Removal of historical interest expense	(5.1)
Pro forma interest expense associated with additional borrowings under the amended and restated senior secured revolving credit facility	6.6
Adjustment to interest expense for debt related to Montana acquisition	$1.5

Total Pro forma adjusted interest expense	$105.4
(b) Reflects an adjustment to amortization resulting from recording Royal Purple’s intangible assets

(c) Reflects the adjustments to depreciation expense resulting from recording Royal Purple’s fixed assets at their estimated fair value.
(d) Reflects the adjustments to depreciation expense resulting from recording Montana’s fixed assets at their estimated fair value.
(e) Reflects an adjustment to eliminate intercompany sales (and related cost of sales) from Calumet to Royal Purple.
(f) Reflects an adjustment to eliminate Montana’s income tax expense. Calumet, as a partnership, is generally not liable for income taxes on its earnings.
 Note 3. Pro Forma Net Income (Loss) Per Unit
Pro forma net income (loss) per unit is determined by dividing the pro forma net income (loss) available to the limited partners’ interest, after deducting the general partner’s interest in the pro forma net income (loss), by the weighted average number of limited partner units expected to be outstanding at the closing of the offering. For purposes of the calculation of pro forma net income (loss) per limited partner unit, it was assumed that the number of common units outstanding was increased by 6,000,000 which reflects the sale of 6,000,000 common units on May 9, 2012.